EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated March 11, 2021, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)

On March 11, 2021, Saul Centers, Inc. (the "Company," NYSE: BFS) declared a quarterly dividend of $0.53 per share on its common stock, to be paid April 30, 2021, to holders of record as of April 15, 2021. The dividend on the common stock is the same as the amount paid in the previous quarter and the prior year’s comparable quarter.

The Company also declared quarterly dividends on (a) its 6.125% Series D Cumulative Redeemable Preferred Stock in the amount of $0.3828125 per depositary share and (b) its 6.000% Series E Cumulative Redeemable Preferred Stock in the amount of $0.3750000 per depositary share. The dividends on the preferred stock will be paid April 15, 2021, to holders of record as of April 1, 2021.

COVID-19 Update (as of March 10, 2021)

•Our portfolio is comprised of 50 shopping centers and seven mixed-use properties, totaling approximately 9.0 million square feet of retail and office gross leasable area (GLA). In addition, our portfolio contains three residential properties, comprising over 1,000 luxury apartment units, or approximately 0.8 million square feet.
•Of our 50 shopping centers, 43 are anchored by a grocery store, home improvement store, pharmacy or bank, all of which have remained open during the pandemic due to their “essential business” designations.
•99% of our tenants are currently open and operating under modified protocols in accordance with state and local guidelines.
•100% of our shopping centers are currently open.

Collections Update

The following is a summary of the Company's consolidated total collections of fourth quarter 2020, January 2021 and February 2021 rent billings, including minimum rent, operating expense recoveries, and real estate tax reimbursements as of March 10, 2021:

2020 fourth quarter
•95% of 2020 fourth quarter total billings has been paid by our tenants.
◦94% of retail
◦94% of office
◦100% of residential

January 2021
•93% of January 2021 total billings has been paid by our tenants.
◦92% of retail
◦90% of office
◦99% of residential

February 2021
•92% of February 2021 total billings has been paid by our tenants.
◦91% of retail
◦90% of office
◦99% of residential

www.SaulCenters.com

    As of February 28, 2021, approximately $1.2 million in deferred rent has come due, of which, through March 10, 2021, approximately $1.1 million has been repaid (86%), as shown in the following table.

(In thousands)
Original Rent Due By Quarter	Original Rent Amount	Repayment Year	Repayment Amount	Amount Due	Amount Collected	Collection Percentage
2020 First Quarter	$66	2020	$331	$331	$298	90%
2020 Second Quarter	6,212	2021	5,764	897	762	85%
2020 Third Quarter	1,386	2022	1,460
2020 Fourth Quarter	266	2023	320
2021 First Quarter	84	2024	107
Total	$8,014	2025	16
		Thereafter	16
		Total	$8,014	$1,228	$1,060	86%

The Waycroft Update

In the first week of April 2020, we delivered The Waycroft, comprised of 491 apartment units and 60,000 square feet of retail space, on North Glebe Road, in Arlington, Virginia. As of March 10, 2021, despite the headwinds of the COVID-19 pandemic, we have executed 453 residential leases, totaling approximately 92% of the available units, and 419 units are occupied, totaling approximately 85% of the available units. The addition of the Waycroft nearly doubled the residential component of our portfolio to over 1,000 luxury residential units. The project is anchored by a 41,500 square foot Target store, which commenced operations in August 2020.

Saul Centers, Inc. is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 61 properties which includes (a) 50 community and neighborhood shopping centers and seven mixed-use properties with approximately 9.8 million square feet of leasable area and (b) four land and development properties. Approximately 85% of the Saul Centers' property operating income is generated by properties in the metropolitan Washington, DC/Baltimore area.

More information about Saul Centers is available on the Company’s website at www.saulcenters.com.

CONTACT: Scott V. Schneider (301) 986-6220

www.SaulCenters.com

Safe Harbor Statement

    Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2020 and include the following: (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (iv) the Company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (viii) increases in operating costs, (ix) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (x) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xi) impairment charges, (xii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and (xiii) an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2020.
www.SaulCenters.com